Exhibit 10.22
DBS Bank
Date: 6 August 2010

Our ref: 145863/137172/CTF/HBC

Armco & Metawise (H.K.) Limited
Room 1407
China Resources Building
26 Harbour Road
Wanchai, Hong Kong

BANKING FACILITIES

Dear Sirs,

DBS Bank (Hong Kong) Limited (the “Bank”, which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (the “Facilities”) to the Borrower described below, subject to the provisions of this facility letter and the attached “Terms and Conditions Governing Banking Facilities and Services”.

A. BORROWER:

Armco & Metawise (H.K.) Limited

B. FACILITY LIMITS:

Type(s) of Facility                                                                           Facility Limit(s)
Back to Back Letter of Credit                                                                                     USD 20,000,000.-

C. PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank’s standard rate that may be varied from time to time at the Bank’s discretion.

Back to Back Letter of Credit (“Back to Back L/C”)
Maximum Validity: 6 months.

For issuance of documentary sight L/C on back-to-back basis covering shipment of steel products and related raw materials:
Conditions:

1)Lodgement of original Master L/C issued by acceptable bank in form & substance acceptable to the Bank. Terms and conditions of the master letter of credit must be acceptable to the Bank, must be strictly complied with and not varied or waived without the Bank's prior written consent.
2) The Bank to retain control over goods / title documents (refer Notes Item (i) mentioned below) under each L/C (refer Notes Item (ii) mentioned below).
3) Bills of Lading may be issued to order of Master L/C issuing bank, if applicable.
4) Evidence of applicable cargo insurance cover.
5) 3% cash margin (or pledged deposit) for each outstanding of L/C issuing. The Bank reserves the right to ask for top-up of cash margin in case of adverse market condition.

DBS Bank (Hong Kong) Limited Enterprise Banking 16 Floor, The Center 99 Quee’s Road Central Central, Hong Kong	Tel 852 3668 5533 Fax 852 2169 0350 www.dbs.com

Armco & Metawise (H.K.) Limited                                                                                                                     Our ref: 145863/137172/CTF/HBC

Notes:
(i) "control over goods / title documents" means: Any L/C issued by the Bank to call for full set original marine bills of lading "issued to order of the Bank" or "to order + blank endorsed by shipper", Charter party bill of lading is allowed if covered by Master L/C.
(ii) Bill of lading indicating any clause relating to "delivery of goods without surrender of original bill of lading" or similar wordings is not acceptable.

Pricing/ Commission of Trade	Export Bills Collection Commission
Facilities:	1st USD50,000.-	1/8%
	Balance	1/16%
L/C Opening Commission/ Commission in Lieu of Exchange
	1st USD50,000.-	1/4%
	Balance	1/16%
Commission in Lieu on Import Bills for Back to Back Deal
Waive
Interest
Export L/C bill transit interest: 2.5% per annum over LIBOR or Bank's Cost of Fund on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.
Set Up Fee of Facilities:	USD10,000.-

D. SECURITY AND CONDITIONS PRECEDENT:

Unless otherwise approved by the Bank, the Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1            This letter duly executed by the Borrower.

2.           General Commercial Agreement duly executed by the Borrower.

3.           (i) All monies Charge on Cash Deposit(s) duly executed by the Borrower in favour of the Bank;

(ii) the pledged deposit or cash margin in a principal amount of not less than 3% of the outstanding of Back to Back L/C Facility at any time, together with all interest accrued thereon. (The Bank has the right to require a margin on top of the amount specified above as pledged deposits)

4.           Letter of Comfort duly executed by China Armco Metals, Inc.

Armco & Metawise (H.K.) Limited                                                                                                                                Our ref: 145863/137172/CTF/HBC

5.           Guarantee and Indemnity for an unlimited amount duly executed by Yao Kexuan.

6.           Guarantee Agreement ~ to secure all indebtedness owed by the Borrower to the Bank duly executed by Yao Kexuan

7.	Evidence on acceptance of appointment as process agent for Yao Kexuan in respect of service of legal process under the documents to which it is a party.

8.	All documents and/or other requirements for complying with Customer Acceptance Policies or similar requirements imposed by governing authorities and/or the Bank.

9.
Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

10.
Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

11.           Such other documents, items or evidence that the Bank may request from time to time.

E. FACILITY ADJUSTMENT AND TOP-UP REQUIREMENT

The Borrower shall comply with (and procure any security provider to comply with) at all times the security coverage ratio(s) specified in this letter or as may be determined by the Bank from time to time. If any of the security coverage ratio(s) shall at any time fall below the level required by the Bank, the Borrower shall provide additional security acceptable to the Bank and/or reduce the outstanding of the Facilities designated by the Bank, in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time. Without prejudice to the rights of the Bank under this letter, the Bank is authorized, from time to time, to uplift, realize, collect or sell as the Bank may think fit and without being liable for any loss to the Borrower or any security provider, if applicable, all or any part of the securities pledged to the Bank without any prior notice to the Borrower or any security provider, if applicable, and to apply the proceeds in or towards satisfaction of the Borrower's indebtedness owing to the Bank.

F. COVENANTS AND UNDERTAKINGS:

The Borrower undertakes to the Bank that it will:

•
ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in fun effect throughout the period when there is outstanding under the Facilities .

•	promptly submit to the Bank:
a)
a certified copy of the audited (and, as appropriate, consolidated) financial statements of the Borrower and all corporate security provider(s), if applicable, as soon as they are available, but in any event within 10 months after the end of the financial year end and at any other time requested by the Bank;

Armco & Metawise (H.K.) Limited                                                                                                                                Our ref: 145863/137172/CTF/HBC

b)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and
c)	other information that the Bank may request from time to time .

•	immediately inform the Bank of:
a)
any change of the Borrower's directors or beneficial shareholders (except where the Borrower is a listed company) or amendment to its memorandum or articles of association or equivalent constitutional documents.

b)	any substantial change to the general nature of the Borrowers existing business.
c)	any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party.
d)
the failure to continue to obtain consents, licenses, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities.

G. OTHER TERMS AND CONDITIONS

The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person. Unless the changes are not within the Bank's control, the Bank shall give reasonable notice to the Borrower for any variation to the Facilities affecting the interest, fees and charges and the liabilities or obligations of the Borrower, and such variation shall take effect after the expiration of such notice which may be given by the Bank by such means as the Bank may at its discretion see fit.

Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash col1ateralisation of all or any sums actually or contingently owing to it under the Facilities.

The "Terms and Conditions Governing Banking Facilities and Services" attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them.

This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed "Security And Conditions Precedent" above, for the attention of Mr. Alex Wong ("Designated Relationship Manager"), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank. When accepted,  this letter will supersede the facility letter the Bank has sent to the Borrower with reference number: p/HBHBC/00020/09 and its supplemental facility letter(s), if any.

Armco & Metawise (H.K.) Limited                                                                                                                                Our ref: 145863/137172/CTF/HBC

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number 3668-5555.

We are pleased to be of service to you

Yours faithfully,
For and on behalf of
DBS Bank (Hong Kong) Limited

/s/ ________________________
Authorized Signature

FN/mh Encl.

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the "Terms and Conditions Governing Banking Facilities and Services" attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
Armco & Metawise (H.K.) Limited

/s/ Kexuan Yao
Authorized signor(s)

Signature of Witness

/s/ ________________________
Name of Witness:
Hong Kong Identification / Passport No:

Terms and Conditions Governing Banking Facilities and Services

These Terms and Conditions form an integral part of the banking facility letter ("Banking Facility Letter") from DBS Bank (Hong Kong) Limited to the Borrower to which they are attached.

1.      Definitions and Interpretation
1. 1 The terms below used in these Terms and Conditions shall have the corresponding meanings:
"Agreement" the Banking Facility Letter together with these Terms and Conditions (including any supplement) and any other terms and conditions and/or agreement referred to In the Banking Facility Letter

"Assets" includes present and future properties, revenues and rights of every description.

"Bank" DBS Bank (Hong Kong) Limited which includes all its branches and offices wherever situated and its successors, assigns and any other person with which the Bank mergers or consolidates.
"Banking Facility Letter" the banking facility letter(s) (including all its attachments, schedules, appendices, amendments and supplements issued by the Bank in relation to facilities extended by the Bank to the Borrower, to which these Terms and Conditions are attached.
"Bank's Cost of Funds" the cost of funding of the Bank as may be determined by the Bank from l~TT1e lO time
"Borrower" the Borrower specified " the Banking Facility letter, and where there is more than one Borrower, all references to the Borrower" shall mean all such persons or anyone or more of them.
"Business Day" a day on which commercial banks in Hong Kong and, if applicable, the principal financial center of the relevant currency are open for business (other than a Saturday)
"Exchange Rate" the rate for converting one currency into another currency that the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and billing on the Borrower
"Facilities" the banking facilities (or any pan of It/ specified in the Banking Facility Letter and such other facilities, loans, overdrafts, advances, etc. from time to time made available by the Bank.
"Fixed Deposit Rate" the deposit interest rate for fixed deposits pledged to the Bank as security for Its corresponding Banking Facility.

"HIBOR" the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period.

 "LIBOR" the London Interbank Offered Rate quoted by the Bank for the relevant period.

 "Prime Rate" the rate which the Bank announces or applies from time to time as its prime rates for lending Hong Kong Dollars, or where applicable, for lending United States Dollars.

"Services" any banking services provided by the Bank.
1.2           Unless a contrary ,indication appears, a reference in the Agreement to:
a) a person Includes an individual, a company, sole proprietorship, partnership or body unincorporated and its successors and assigns.
b) any document includes a reference to that document 2S amended, varied, supplemented, replaced or restated from time to time: and
c) a provision of law is a reference to that provisions as amended or re-enacted
I .3           Unless the context otherwise requires, words importing the singular include the plural and vice versa and the neuter gender includes the other genders.
1 4           Any matter required to be done on a particular date which is not a business day shall be done on the next following business day.
1.5           Headings are for convenience only and are to be Ignored in construing these Terms and
Conditions.

2. Application
2.1 These Terms and Conditions shall apply to any Facilities and Services which the Bank in its sole discretion, may agree to make available and provide to such extent and in such manner as the Bank thinks fit.
2.2 These Terms and Conditions shall be subject to such other terms and conditions which may be specified by the Bank from time to time In the Banking Facility Letter, other documents, agreements or applications.
2.3 In the event of any conflict or inconsistency between these Terms and Conditions and the provisions of the Banking Facility Letter, the latter shall prevail.
3.Payments
3.1 Unless otherwise agreed In writing by the Bank, all payments made under the Agreement shall be made in immediately available funds to the Bank before noon on the due date.
3.2 All payments by the Borrower to the Bank shall be made without any set-off, counterclaim, deduction, withholding or condition of any kind, If the Borrower is compelled by law to make any withholding or deduction, the sum payable by the Borrower shall be Increased so that the amount actually received by the Bank is the amount it would have received if there had been no such withholding or deduction.
3.3 Payment by the Borrower to the Bank shall be in the currency of the relevant liability or, If the Bank so agrees in writing, In a different currency, in which case the conversion to that different currency shall be made at the Exchange Rate'. The borrower shall be liable for any shortfall if the converted currency is less than the outstanding liability.
3.4 Any monies paid to the Bank in respect of the Borrower's obligations may be applied in or towards satisfaction of the same or placed to the credit of a suspense account with a view to preserving the Bank's rights to prove for the whole of the Borrower's outstanding obligations.
3.5 If any payments paid to the Bank in respect of the Borrower's obligations are required to be repaid by virtue of any law relating to insolvency, bankruptcy or liquidation or for any other reason the Bank shall be entitled to recover such sums from the Borrower as If such monies had not been paid.
4.Drawings Against Unlearned Amounts
In the event the Bank permits the Borrower to draw against funds to be collected or transferred from any account(s), the Borrower shall on demand reimburse the Bank In full the amount so drawn If the Bank does not receive the funds in full at the time the Bank ought to have received the same or if, after the Bank has accepted the transfer, the Bank is prevented from collecting or freely dealing with the funds In accordance with its usual banking practice.
5. Letter of Credit
For facility relating to Letters of credit calling for cargo receipt, If so agreed to be granted by the Bank, the beneficiaries and each of the individual limits are .subject to the Bank's approval on a case-by-case basis. The Bank may from time to time carry out at the Borrower's expense updated searches of the said beneficiaries and all related (costs and fees may be debited 10 the borrowers) account.
6. Account Payable Financing
Payment under the Facility shall be made directly to the relevant supplier. The suppliers and each of the individual facility limits are subject to the Bank's approval on a case-by-case basis The Bank may from time to time carry out at the Borrower's expense updated searches of the said suppliers and all related costs and fees may be debited to the Borrower's account

6. Negotiation under Documentary Credit
If a discrepancy is found in the underlying letter of credit documents, then notwithstanding anything contained in the Agreement, (the Bank may at its absolute discretion refuse to negotiate any such documentary credit and/or bill(s)).
7. Documents against Acceptance Bills Purchased and Documents against Payment Bills purchased with Insurance Cover
8.1 The Bank has or may from time to time take out and do all things as appropriate or necessary to effect and maintain an insurance policy with such reputable insurance company or companies on such terms and in such value to cover such risk(s) related to the Facility as the Bank may deem fit, and the Borrower agrees to reimburse the Bank, without deduction, for all monies expended including but not limited to insurance premium In relation thereon.
8.2 The Borrower is required to comply with all the terms and conditions of such policies as shall from time to time be entered into between the Bank and any insurance company as the Bank may deem fit and the Borrower undertakes and warrants not to do or omit to do or permit or cause or suffer to be done any act, matter or thing whatsoever whereby any such policy of insurance may be rendered void or voidable or whereby any premium may be increased.
8.3 Such arrangement shall not extinguish the Borrower's obligations under the Facility, and the Borrower agrees to render such co-operation and assistance as the Bank may require to connection with any claim or other matter arising in connection with any such insurance policy.
9. Treasury Facilities
9.1 For any foreign exchange, options, futures, swaps or other structured or derivative products, applications will only be considered by the Bank subject to its receipt of the documentation that the Bank may require from time to time. Any treasury related contract will be entered into by the Borrower at the rate(s) quoted by the Bank at its absolute discretion.
9.2. The terms included or referred to in the relevant confirmation issued by the Bank shall apply to all treasury related transactions between the Borrower and the Bank.
9.3 The Borrower warrants that it will enter into any transaction with the Bank solely in reliance upon Its own judgment and at its own risk, and the Bank shall not be responsible for any loss or other consequences suffered or incurred by the Borrower, whether or not acting on advise received from the Bank.
9.4 The treasury related contract amounts shall be subject to the relevant facility limit(s) (if any) stipulated in the Banking Facility letter and the risk exposure limits set (either advised or otherwise) by the Bank from time to lime.
9.5 The Bank may from time to time mark the Borrower's outstanding treasury related contracts to market by reference to the prevailing market rate or quotation in order to calculate the Borrower's gain or loss under the contracts. If the Bank determines that the Borrower has incurred a loss under any such contracts by the then prevailing mark-to-market calculation, the Borrower shall forthwith pay such sum or deliver such collateral as required by the Bank to cover such loss.
9.6 The Bank has the right to close out and/or terminate any or all outstanding treasury
a)   the Borrower fails to perform any terms of the Agreement including its default In payment;
b) the outstanding contracts amounts exceed the facility Iimit(s) (if any) or the Bank's risk exposure limit(s);
c) the Borrower shall become insolvent or suspends payment of any debt when due or subject to any bankruptcy or winding-up petition; or
d) any circumstances have arisen or continued which, in the Bank's opinion, might adversely affect the Bank's position under the relevant contracts
Upon closing-out or termination of the treasury related (Contracts, the Borrower shall pay to the Bank any loss incurred under those contracts. Such loss shall be determined by the Bank (acting in good faith) based on the replacement market value of the contract, so closed-out or terminated, which determination shall be binding and conclusive on the Borrower.
10,           Application of Proceeds

10.1 The Bank may apply the net proceeds of any sale, disposition or dealing of the security of the Borrower towards discharge of the Borrower's obligations to the Bank In whatever priority that the Bank may determine.
10.2 The Borrower shall, upon demand by the Bank:
a) Provide such further security in form and value as maybe, required in the opinion of the Bank sufficient to secure any of the Borrower's obligations to the Bank; and
b) execute and deliver to the Bank any documents in form and substance satisfactory to the Bank over any of the Borrower's assets as the Bank specifies in any such demand
10.3 Save for negligence or willful default. The Bank shall not be liable for any loss or damages or depreciation in value of any security granted in favour of any Bank due to the Bank's exercise of any of its rights over of any security
11. Interest
11.1 The Bank shall charge interest on any sum(s) outstanding or owing by the Borrower from time to time. Unless otherwise specified, interest will accrue on a daily basis and shall be calculated, compound and payable on such basis and in such manner as the Bank may determine at its absolute discretion.
11.2 Save as otherwise specified, interest will be calculated by reference to the actual number of days elapsed and a 365-day year if the Facility is in HK Dollars, Pounds Sterling, Singapore Dollars or Malaysia Ringgit or a 360-day year if the Facility is in any other approved foreign Currencies
11.3 If the interest rate in respect of any Facility is expressed to be a margin over the Prime Rate, the Bank shall be entitled, in its reasonable discretion, at any time to substitute the Bank's Cost of Funds in place of the Prime Rate in calculating the interest payable under such Facility. If the Interest rate in respect of any Facility’s expressed to be a percentage less than the Prime Rate, the Bank shall be entitled, in its reasonable discretion, at any time to replace such interest rate by the Bank's Cost of Funds as the applicable interest fate in respect of such facility,
11.4 If any amount under the Banking Facility Letter is unpaid on due date or exceeds the permitted facility limit, such overdue or excess sum will be subject to the Bank's then prevailing overdue or over limit interest rate, and may be compounded monthly or at such other intervals as the Bank may determine. The Bank may without prejudice to Its other rights, increase the interest rate on the entire amount outstanding under the Banking Facility letter if any amount becomes overdue.